As filed with the Securities and Exchange Commission on November 9, 2018

Registration No. 333- __________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Contura Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	81-3015061

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Contura Energy, Inc.

340 Martin Luther King Jr. Blvd.

Bristol, Tennessee 37620

(423) 573-0300

(Address of Principal Executive Offices)

Contura Energy, Inc. Management Incentive Plan

Contura Energy, Inc. 2017 Long-Term Incentive Plan

ANR, Inc. 2017 Equity Incentive Plan

(Full Title of the Plans)

Kevin S. Crutchfield

Chief Executive Officer

Contura Energy, Inc.

340 Martin Luther King Jr. Blvd.

Bristol, Tennessee 37620

(423) 573-0300

(Telephone Number, Including Area Code, of Agents for Service)

With a copy to:

Jeffrey P. Crandall
Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01, to be issued under the Contura Energy, Inc. Management Incentive Plan	750,000	$73.60	$38,419,522.25	$4,656.45
Common Stock, par value $0.01, to be issued under the Contura Energy, Inc. 2018 Long-Term Incentive Plan	1,100,000	$73.60	$80,960,000.00	$9,812.35
Common Stock, par value $0.01, to be issued under the ANR, Inc. 2017 Equity Incentive Plan	120,000	$73.60	$8,832,000.00	$1,070.44
Total	1,970,000	$73.60	$128,211,522.25	$15,539.24
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 1,970,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of Contura Energy, Inc. (the “Company” or the “Registrant”) (i) 750,000 of which are issuable pursuant to the Contura Energy, Inc. Management Incentive Plan, 1,100,000 of which are issuable pursuant to the Contura Energy, Inc. 2018 Long-Term Incentive Plan and 120,000 of which are issuable pursuant to the ANR, Inc. 2017 Equity Incentive Plan ( collectively, the “Plans”), (ii) to be issued in the future under the Plans and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the price per share of Common Stock on November 2, 2018 and, in the case of outstanding warrants and stock options to purchase Common Stock, the exercise price on the date of grant of such stock options.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)       The Company’s Registration Statement on Form S-4 (File No. 333-226953), as originally filed on August 21, 2018, including any amendments or supplements thereto; and

(b)       The description of the Company’s capital stock which is contained in the Company’s Registration Statement on Form 8-A, dated November 7, 2018 (File No. 001-38735), including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein and in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Second Amended and Restated Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	Any breach of the director’s duty of loyalty to the company or its stockholders;

•	Any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); and

•	Any transaction from which the director derived an improper personal benefit.

As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The Company’s Second Amended and Restated Certificate of Incorporation provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another enterprise, will be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. This right to indemnification includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. Amending this provision will not reduce the Company’s indemnification obligations relating to actions taken before an amendment.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 8(a) of the Company’s Second Amended and Restated Certificate of Incorporation provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the DGCL. The Company has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Second Amended and Restated Certificate of Incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Company has entered into an Indemnification Agreement with each of its current directors and executive officers. Under the terms of that agreement, when the director or officer is, or is threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of the Company to procure a judgment in its favor, the director or officer shall be indemnified to the fullest extent permitted by applicable law against all expenses, judgments fines and amounts paid in settlement actually and reasonably incurred by the director or officer or on the director’s or officer’s behalf in connection with such proceeding or any claim, issue, or matter therein, if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  If the director or officer is, or is threatened to be made, a party to or a participant in any proceeding by or in the right of the Company to procure a judgment in its favor, the director or officer shall be indemnified to the fullest extent permitted by applicable law against all expenses actually and reasonably incurred by the director or officer or on the director’s or officer’s behalf in connection with such proceeding or claim, issue, or matter therein, if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification shall be made in respect of any claim, issue or matter as to which the director or officer has been adjudged by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that the court in which the proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled for such expenses as the court shall deem proper.

To the extent that the director or officer is a party to or a participant in and is successful (on the merits or otherwise) in defense of any proceeding or any claim, issue or matter therein, the Company shall indemnify the director or officer against all expenses actually and reasonably incurred by the director or officer or on the director’s or officer’s behalf in connection therewith. To the extent permitted by applicable law, if the director or officer is not wholly successful in such proceeding but is successful, on the merits or otherwise, in defense of one or more but less than all claims, issues or matters in such proceeding, the Company shall indemnify the director or officer to the fullest extent permitted by applicable law against all expenses actually and reasonably incurred by the director or officer or on the director’s or officer’s behalf in connection with each successfully resolved claim, issue or matter.  The termination of any claim, issue or matter in such a proceeding by dismissal, with or without prejudice, is deemed to be a successful result as to such claim, issue or matter.

The Company is not obligated to indemnify the director or officer under the Indemnification Agreement in connection with any proceeding for any reimbursement of the Company by the director or officer of any bonus or other incentive-based or equity-based compensation or of any profits realized by the director or officer from the sale of securities of the Company, as required under the Exchange Act (including any reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, or the payment to the Company of profits arising from the purchase and sale by the director or officer of securities in violation of Section 306 of the Sarbanes-Oxley Act of 2002).  Further, the Company is not obligated to indemnify the director or officer if the director or officer is held liable for a disgorgement of profits made from the purchase and sale by the director or officer pursuant to Section 16(b) of the Exchange Act. The Company is not obligated to indemnify against a proceeding initiated by the director or officer, including any proceeding initiated by the director or officer against the Company or its directors, officers, employees agents or other indemnitees, unless the proceeding is (i) authorized by the board of directors, (ii) otherwise authorized by the Indemnification Agreement, or (iii) otherwise required by applicable law.

Under the Indemnification Agreement, the Company agrees to advance, to the extent not prohibited by law, the expenses incurred by the director or officer in connection with any proceeding.  Advances are unsecured and interest free and made without regard to the director’s or officer’s ability to repay the advances. The situations outlined in the preceding paragraph in which the Company is not obligated to indemnify the director or officer are also situations in which the Company is not obligated to advance the expenses of the director. The director or officer agrees to repay any advance to the extent that it is ultimately determined that the director or officer is not entitled to be indemnified by the Company. The Form of Indemnification Agreement is filed as Exhibit 10.28 to the Company’s Registration Statement on Form S-4 filed on August 21, 2018 (File No. 333-226953).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Second Amended and Restated Certificate of Incorporation of Contura Energy, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 21, 2018 (File No. 333-226953))

4.2	Second Amended and Restated Bylaws of Contura Energy, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 21, 2018 (File No. 333-226953))

5	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of KPMG LLP

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

99.1	Contura Energy, Inc. Management Incentive Plan, effective as of July 26, 2016

99.2	Amendment No.1 to Contura Energy, Inc. Management Incentive Plan, dated as of January 18, 2017

99.3	Contura Energy, Inc. 2018 Long-Term Incentive Plan

99.4	ANR, Inc. 2017 Equity Incentive Plan, adopted on May 3, 2017 and amended February 15, 2018 and April 6, 2018

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Contura Energy, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bristol, Tennessee, on the 9th day of November, 2018.

Contura Energy, Inc.

By:	/s/ Kevin S. Crutchfield
	Name:	Kevin S. Crutchfield
	Title:	Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Andrew Eidson and Mark M. Manno, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 9th day of November, 2018 by the following persons in the following capacities.

Signature	Title	Date

/s/ Kevin S. Crutchfield	Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2018
Kevin S. Crutchfield

/s/ Charles Andrew Eidson	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 9, 2018
Charles Andrew Eidson

/s/ Neale X. Trangucci	Chairman	November 9, 2018
Neale X. Trangucci

/s/ Albert E. Ferrara, Jr.	Director	November 9, 2018
Albert E. Ferrara, Jr.

	Director	November 9, 2018
Daniel Geiger

	Director	November 9, 2018
John E. Lushefski

/s/ Anthony Orlando	Director	November 9, 2018
Anthony Orlando

	Director	November 9, 2018
David Stetson

	Director	November 9, 2018
Harvey L. Tepner

/s/ Michael Ward	Director	November 9, 2018
Michael Ward

EXHIBIT INDEX

Exhibit Number

4.1	Second Amended and Restated Certificate of Incorporation of Contura Energy, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 21, 2018 (File No. 333-226953))

4.2	Second Amended and Restated Bylaws of Contura Energy, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 21, 2018 (File No. 333-226953))

5	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of KPMG LLP

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

99.1	Contura Energy, Inc. Management Incentive Plan, effective as of July 26, 2016

99.2	Amendment No. 1 to Contura Energy, Inc. Management Incentive Plan, dated as of January 18, 2017

99.3	Contura Energy, Inc. 2018 Long-Term Incentive Plan

99.4	ANR, Inc. 2017 Equity Incentive Plan, adopted on May 3, 2017 and amended February 15, 2018 and April 6, 2018